Exhibit 10.2

 BEACON ROOFING SUPPLY, INC. 2004 STOCK PLAN

(As Amended and Restated Effective As Of February 8, 2011)

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES

A Restricted Stock Unit (RSU) Award (the “Award”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the employee named in the attached Award letter (the “Grantee”), relating to the common stock, par value $.01 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Beacon Roofing Supply, Inc. 2004 Stock Plan, as Amended and Restated Effective as of February 8, 2011 (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:

16. Acceptance by Grantee.  The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of this Agreement and the return of an executed copy of this Agreement to the General Counsel of the Company no later than _______________.  If the Grantee shall fail to return this executed Agreement by the due date, the Grantee’s Award shall be forfeited to the Company.

17. Grant of RSUs.  The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award letter.  An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 7 of this Agreement.

18. RSU Account.  The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee and any dividend equivalents paid to the Grantee as described in Section 4.

19. Dividend Equivalents.  Upon the payment of any dividends on Common Stock occurring during the period preceding the date the RSUs are settled in Common Stock and distributed to the Grantee as described in Section 6, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that date.  Such amounts shall be paid to the Grantee in cash at the time and to the extent the RSUs are distributed to the Grantee.  Any dividend equivalents relating to RSUs that are forfeited shall also be forfeited.

20. Vesting.

(a) Except as described in (b) and (c) below, the Grantee shall become vested in his Award on the ____ anniversary of the date of the Award (the “Vesting Date”), if he remains in continuous employment with the Company or its affiliates until such date.

(b) If the Grantee’s employment with the Company and its affiliates terminates prior to the Vesting Date due to death, disability or retirement, the Award shall become vested on the date of such termination of employment.  For this purpose (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months and (ii) “retirement” means termination of the Grantee’s employment for any reason other than cause (as determined by the Company in its sole discretion) on or after the Grantee’s attainment age of 65.

(c) The Award shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and its affiliates for any reason other than the Grantee’s death, disability or retirement (as described above) that occurs prior to the Vesting Date.

The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning the lapse of restrictions of an Award in connection with the Grantee’s termination of employment shall supercede any inconsistent or contrary provision of this Section 5.

21. Settlement of RSUs. If a Grantee becomes vested in his Award in accordance with Section 5, the Company shall distribute to him, or his personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of vested RSUs subject to the Award. Such shares shall be delivered within 30 days following the date of vesting.

22. Forfeiture of Award.  Except as described in Section 5(b), a Grantee’s Award shall be forfeited to the Company if the Grantee does not remain in continuous employment with the Company or its affiliates until the Vesting Date.

23. Withholding Taxes.  The Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for shares.  Payment of such taxes may be made by one or more of the following methods:  (a) in cash, (b) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of tax to the Company from the proceeds of the sale of shares subject to the Award, (c) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (d) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (e) by certifying to ownership by attestation of such previously owned Common Stock.

24. Change in Control.  Notwithstanding the foregoing provisions of the Agreement, upon a Change in Control of the Company, (a) the Grantee shall become vested in any then unvested Award and (b) the Company shall immediately distribute to the Grantee his RSU Account as described in Section 6.

25. Rights as Stockholder.  The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

26. Award Not Transferable.  The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order.  The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind.  Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

27. Share Delivery.  Delivery of shares pursuant to Section 6 will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent; provided that the Company shall, upon written request from the Grantee (or his estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or his estate or personal representative) representing such shares.

28. Administration.  The Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

29. Governing Law.  This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is executed by the Company this __th day of ________, _____, effective as of the ___day of ________, _____.

BEACON ROOFING SUPPLY,  INC.

AGREED AND ACCEPTED:

GRANTEE

Date: